Filed pursuant to Rule 424(b)(3)

Registration No. 333-253759

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated June 7, 2021)

ChargePoint Holdings, Inc.

Up to 246,020,583 Shares of Common Stock

6,521,568 Warrants to Purchase

Common Stock

This prospectus supplement supplements the prospectus dated June 7, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-253759). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 7, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 10,470,562 shares of our common stock, $0.0001 par value per share (“Common Stock”), issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”), up to 6,521,568 shares of our Common Stock issuable upon exercise of private placement warrants issued to NGP Switchback, LLC (the “Private Warrants”), and other warrants to purchase up to 8,266,681 shares of our Common Stock. The Prospectus and this prospectus supplement also relate to the resale from time to time, upon the expiration of lock-up agreements, by (i) the selling stockholders named in the Prospectus or their permitted transferees of up to 220,761,772 shares of our Common Stock and (ii) the selling holders of Private Warrants.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “CHPT” and “CHPT WS,” respectively. On June 4, 2021, the closing price of our Common Stock was $28.11 and the closing price for our Public Warrants was $16.50.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 7, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): June 4, 2021

ChargePoint Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

240 East Hacienda Avenue
Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)

(408) 841-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Warrants, each whole warrant exercisable for Common Stock at an exercise price of $11.50 per share	CHPT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On June 4, 2021, ChargePoint Holdings, Inc. (the “Company”) mailed a Notice of Redemption in respect of the redemption of all of its outstanding public warrants to purchase one share of the Company’s common stock that were issued under the Warrant Agreement, dated as of July 25, 2019 (the “Warrant Agreement”), by and between Switchback Energy Acquisition Corporation (“Switchback”) and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in Switchback’s initial public offering, and that remain outstanding following 5:00 p.m. New York City time on July 6, 2021 for a redemption price of $0.01 per warrant.

Warrants that were issued under the Warrant Agreement in private placements simultaneously with the closing of Switchback’s initial public offering and the sale of over-allotment units, as well as in connection with working capital loans made by NGP Switchback, LLC to Switchback, and are still held by the initial holders thereof or their permitted transferees, are not subject to the redemption.

A copy of the Notice of Redemption delivered by the Company is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Neither this Current Report on Form 8-K nor the Notice of Redemption attached hereto as Exhibit 99.1 shall constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Notice of Warrant Redemption dated June 4, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Rex Jackson
Name: Rex Jackson
Title: Chief Financial Officer

Date: June 7, 2021

Exhibit 99.1

June 4, 2021

NOTICE OF REDEMPTION OF PUBLIC WARRANTS (CUSIP 15961R113)

Dear Warrant Holder,

ChargePoint Holdings, Inc. (the “Company”) hereby gives notice that it is redeeming, at 5:00 p.m. New York City time on July 6, 2021 (the “Redemption Date”), all of the Company’s outstanding Public Warrants (as defined in the Warrant Agreement) (the “Warrants”) to purchase shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) for a redemption price of $0.01 per Warrant (the “Redemption Price”), that were issued under the Warrant Agreement, dated as of July 25, 2019 (the “Warrant Agreement”), by and between the Company’s predecessor company, Switchback Energy Acquisition Corporation (“Switchback”), and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in Switchback’s initial public offering (the “IPO”). Each Warrant entitles the holder thereof to purchase one share of Common Stock for a purchase price of $11.50 per whole share, subject to adjustment. Any Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” Warrants to purchase shares of Common Stock that were issued under the Warrant Agreement in private placements simultaneously with the closing of the IPO and the sale of over-allotment units, as well as in connection with working capital loans made by NGP Switchback, LLC to Switchback and are still held by the initial holders thereof or their permitted transferees are not subject to this notice of redemption.

The Warrants are listed on the New York Stock Exchange under the symbol “CHPT WS” and the Common Stock is listed on the New York Stock Exchange under the symbol “CHPT.” On June 3, 2021, the last reported sale price of the Warrants was $14.80 and the last reported sale price of the Common Stock was $26.27 per share. We expect that the New York Stock Exchange will suspend trading in the Warrants prior to the opening of trading on the Redemption Date and that the last day of trading will be the immediately preceding trading day, which is expected to be July 2, 2021.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Warrant holders to exercise their Warrants will terminate immediately prior to 5:00 p.m. New York City time on the Redemption Date. At 5:00 p.m. New York City time on the Redemption Date and thereafter, the Warrants will no longer be exercisable and the holders of unexercised Warrants will have no rights with respect to those Warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Warrants. Note that the act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the Warrants for exercise.

The Company is exercising this right to redeem the Warrants pursuant to Section 6 of the Warrant Agreement. Pursuant to Section 6.1 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Warrants if the last sales price of the Common Stock reported has been at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which a notice of redemption is given. The last sales price of the Common Stock has been at least $18.00 per share on each of twenty (20) trading days within the thirty (30) trading-day period ending on June 1, 2021 (which is the third trading day prior to the date of this redemption notice).

EXERCISE PROCEDURE

Warrant holders have until 5:00 p.m. New York City time on the Redemption Date to exercise their Warrants to purchase shares of Common Stock. Warrants may only be exercised for cash. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a cash price of $11.50 per whole share (the “Exercise Price”).

Payment of the exercise funds may be made by wire transfer of immediately available funds. Wire instructions will be provided to the Depository Trust Company and will otherwise be provided upon request.

Those who hold their Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Warrants since the process to exercise is VOLUNTARY.

Persons who are holders of record of their Warrants may exercise their Warrants by sending:

1.	The Warrant Certificate;

2.	A fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Warrants being exercised; and

3.	The exercise funds via wire transfer,

to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

Telephone: (212) 509-4000

The method of delivery of the Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The Warrant Certificate, the fully and properly completed Election to Purchase and the exercise funds must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m. New York City time on the Redemption Date. Subject to the following paragraph, any failure to deliver a fully and properly completed Election to Purchase together with the related Warrant Certificate and exercise funds before such time will result in such holder’s Warrants being redeemed at the Redemption Price of $0.01 per Warrant and not exercised.

For holders of Warrants who hold their Warrants in “street name,” provided that the Exercise Price for the Warrants being exercised and a Notice of Guaranteed Delivery and the exercise funds are received by the Warrant Agent prior to 5:00 p.m. New York City time on the Redemption Date, broker-dealers shall have two business days from the Redemption Date, or 5:00 p.m. New York City time on July 6, 2021, to deliver the Warrants to the Warrant Agent. Any such Warrant received without an Election to Purchase and a Notice of Guaranteed Delivery having been duly executed and fully and properly completed or the exercise funds being submitted will be deemed to have been delivered for redemption at the Redemption Price of $0.01 per Warrant, and not for exercise.

PROSPECTUS

A prospectus covering the shares of Common Stock issuable upon the exercise of the Warrants (and the supplements thereto) is included in a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-253759) (the “SEC”). The SEC also maintains an Internet website that contains a copy of this prospectus. The address of this site is www.sec.gov. Alternatively, to obtain a copy of the prospectus (and the supplements thereto), please visit our investor relations website (investors.chargepoint.com).

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Warrant for payment after 5:00 p.m. New York City time on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Warrants.

*********************************

Any questions you may have about redemption and exercising your Warrants may be directed to the Warrant Agent at its address and telephone number set forth above.

Sincerely,
CHARGEPOINT HOLDINGS, INC.

/s/ Rex Jackson
Name: Rex Jackson
Title: Chief Financial Officer

ANNEX A

CHARGEPOINT HOLDINGS, INC.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive __________ shares of Common Stock and herewith tenders payment for such shares of Common Stock, $0.0001 par value per share (the “Common Stock”) to the order of Chargepoint Holdings, Inc. (the “Company”) in the amount of $__________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of __________, whose address is ____________________ and that such shares of Common Stock be delivered to __________ whose address is ____________________.

(Date)
(Signature)

(Address)
(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE)) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.